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                                                                      Exhibit 12

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                                                             Six
                                                                                                                            Months
                                                                                                                            Ended
                                                                                                                              31
                                                                                     Year Ended 30 September                March
                                                                         -----------------------------------------------   -------
                                                                           1999      2000      2001      2002      2003      2004
                                                                         -------   -------   -------   -------   -------   -------
EARNINGS:
Income from continuing operations                                        $ 450.5   $ 124.2   $ 465.6   $ 525.4   $ 400.2   $ 273.0

Add (deduct):
    Provision for income taxes                                             209.5      (7.5)    196.2     247.5     154.0     109.8

    Fixed charges, excluding capitalized interest                          194.4     232.6     226.5     150.3     150.6      76.6

    Capitalized interest amortized during the period                         6.1       6.6       7.1       7.2       6.5       4.9

    Undistributed earnings of less-than-fifty-percent-owned affiliates     (44.5)    (32.1)    (34.3)    (42.8)     (2.6)    (17.0)
                                                                         -------   -------   -------   -------   -------   -------
        Earnings, as adjusted                                            $ 816.0   $ 323.8   $ 861.1   $ 887.6   $ 708.7   $ 447.3
                                                                         =======   =======   =======   =======   =======   =======
FIXED CHARGES:

Interest on indebtedness, including capital lease obligations            $ 175.4   $ 210.3   $ 201.6   $ 126.4   $ 126.9   $  64.7

Capitalized interest                                                        24.7      19.7       8.8      11.7       6.2       4.9

Amortization of debt discount premium and expense                            1.3       3.1       5.6       2.2       2.1       0.8

Portion of rents under operating leases representative of the interest
 factor                                                                     17.7      19.3      19.3      21.7      21.6      11.1
                                                                         -------   -------   -------   -------   -------   -------
        Fixed charges                                                    $ 219.1   $ 252.4   $ 235.3   $ 162.0   $ 156.8   $  81.5
                                                                         =======   =======   =======   =======   =======   =======
RATIO OF EARNINGS TO FIXED CHARGES:                                          3.7       1.3       3.7       5.5       4.5       5.5
                                                                         =======   =======   =======   =======   =======   =======
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